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
                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (in thousands, except per share amounts)



                            For The Three Months Ended September 30,
                                   1996                   1995
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted
Weighted average shares
outstanding:
  Common stock              17,209      17,209      14,450      14,450
  Shares available under
     options                   652         699         615         641
  Issuable upon conversion
     of debentures              -          858         -         3,449
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        17,861      18,766      15,065      18,540
                           =======     =======     =======     =======


Net earnings               $13,896     $13,896     $ 9,231     $ 9,231
Interest expense, net,
  on debentures                -           -           -           429
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $13,896     $13,896     $ 9,231     $ 9,660
                           =======     =======     =======     =======

Per share                  $   .78     $   .74     $   .61     $   .52
                           =======     =======     =======     =======

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


                                 EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)



                             For The Six Months Ended September 30,
                                   1996                    1995
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              16,309      16,309      14,032      14,032
  Shares available under
     options                   652         692         581         660
  Issuable upon conversion
     of debentures             -         1,742         -         3,832
                           -------     -------     -------     -------
Weighted average common
  and common equivalent
  shares outstanding        16,961      18,743      14,613      18,524
                           =======     =======     =======     =======


Net earnings               $26,796     $26,796     $17,057     $17,057
Interest expense, net,
  on debentures                -           143         -         1,099
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $26,796     $26,939     $17,057     $18,156
                           =======     =======     =======     =======

Per share                  $  1.58     $  1.44     $  1.17     $   .98
                           =======     =======     =======     =======


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